Metal Recovery Technologies, Inc.
                           EXHIBIT - Extract From 10K

ACQUISITION OF MRI(US), Inc.
The acquisition of MRI(US) in 1995 was effected as follows:

         a). By the issue of I 1,000,000 common shares under Regulation S, having a nominal value of $12,000,000, including 10,000,000 of shares at an assigned value of $1.20 each, plus 1,000,000 shares representing the fee to underwriters.

         b). An additional 7,000,000 common shares will be issuable only at such time as the dezincing technology of MRI(US) shall have been approved by an independent third-party, as evidenced by such party's entering into a contract with the Company for the party, as evi processing of a minimum of 50,000 tons per annum of steel scrap utilizing the Company's technology, which contract shall be on commercially reasonable terms consistent with a bona fide arm's-length relationship between the parties, and, pursuant thereto, processing in commercial quantities shall have commenced and scrap so processed shall have been accepted and paid for by such third-party.

         c). An additional 7,000,000 Common Shares shall be issuable only at such time or times as contracts utilizing the dezincing technology of MRI(US) shall have been entered into with one or more independent third parties, providing for the processing of aggregate minimum of 1,000,000 tons per annum of steel scrap, which contracts shall be on commercially reasonable terms consistent with a bona fide arm's-length relationship between the parties.

         d). $25,000,000 of Convertible Redeemable Preference Shares ("CRP" Shares), shall be issuable upon the following conditions:

                    (1) at the rate of $5.00 of CRP Shares for each ton of capacity in dezincing plants established by the Company or by any subsidiary (excluding the East Chicago, IN plant) which is certified as being operable at full capacity and

                    (2) at the rate of $5.00 of CRP Shares for each ton of such plant capacity, which achieves normal operation of at least 80% of its specified throughput capacity over an aggregate of three consecutive months.

  These CRP Shares, if issued, will be convertible at the option of the holder into shares of common stock of the Company, or the Company may be required to redeem such CPR Shares over a period of four years, commencing on the second anniversary of issue to the extent of 50% thereof and on each of the third and fourth anniversaries to the extent of 25% thereof. Issuance of additional common shares on conversion of CRP Shares, if issued, would result in additional dilution of shareholders equity.

  Determinations as to certification of a plant as being operational, and as to the attainment of requisite 80% of operational capacity, shall be made by the Company in its reasonable good faith judgment. Because of delays in bringing the dezincing process to the point of commercial viability, as well as the need for substantial amounts of capital beyond that originally anticipated when MRI(US) was acquired, the Company contemplates seeking to negotiate a modification of the conditions upon which such additional common and/or CRP shares will be issued.